Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, March 20, 2009 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $2,428,473.24 or $0.052103 per unit, based principally upon production during the month of January 2009, but also including $180,750 of revenue allocated to the Trust as part of the ongoing negotiation of joint interest audit exceptions. The distribution is payable April 14, 2009, to unit holders of record as of March 31, 2009.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,689,413 Mcf (2,918,228 MMBtu). Dividing revenues by production volume yielded an average gas price for January 2009 of $4.67 per Mcf ($4.30 per MMBtu) as compared to $4.38 per Mcf ($4.07 per MMBtu) for December 2008. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $4,390,521. Lease operating expenses were $3,367,656 and taxes were $1,219,691.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@compassbank.com